Exhibit 99.2

NEWS

FOR IMMEDIATE RELEASE

Contact:	Maryellen Thielen
Marc Raybin
(847) 402-5600

Allstate Closes Sale of Lincoln Benefit Life

NORTHBROOK, Ill., April 1, 2014 – The Allstate Corporation (NYSE: ALL) has completed the sale of Lincoln Benefit Life Company to Resolution Life Holdings, Inc. “This divestiture is another strategic step for Allstate to serve distinct consumer segments with differentiated offerings,” said Thomas J. Wilson, chairman, president and chief executive officer of The Allstate Corporation. “Allstate Financial will now focus on providing proprietary life and non-proprietary retirement products to the customer segment served by local Allstate agencies. This sale also supports our risk and return objectives of reducing exposure to interest rates and spread-based businesses.”

The sale includes Lincoln Benefit Life Company’s life insurance business generated through independent agencies and its entire deferred fixed annuity and long-term care insurance businesses. Lincoln Benefit Life Company’s life insurance policies sold through Allstate agencies will be retained through a reinsurance arrangement. The sale will reduce Allstate’s life and annuity reserves and investment portfolio by approximately $12.7 billion and $11.9 billion, respectively. The estimated gross sale price is $796 million, representing $587 million of cash and the retention of tax benefits. The estimated GAAP loss on sale is approximately $510 million, which is $11 million lower than the estimated loss of $521 million recorded in 2013 due to contractual closing adjustments. The transaction is estimated to result in a statutory accounting gain of approximately $365 million and is expected to reduce Allstate Life Insurance Company’s capital requirement by $1 billion. Net income generated by Lincoln Benefit Life was approximately $140 million in 2013.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, serving approximately 16 million households through its Allstate, Encompass, Esurance and Answer Financial brand names and Allstate Financial business segment. Allstate branded insurance products (auto, home, life and retirement) and services are offered through Allstate agencies, independent agencies, and Allstate exclusive financial representatives, as well as via www.allstate.com, www.allstate.com/financial and 1-800 Allstate®, and are widely known through the slogan “You’re In Good Hands With Allstate®.”

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